                                                        Exhibit 99.B(e)(3)(A)(i)

                               AMENDED SCHEDULE A

                                 WITH RESPECT TO

                               ING INVESTORS TRUST

                             DISTRIBUTION AGREEMENT

Distribution fees in the amount of 0.25% for Service 2 Class shares and 0.50% for Adviser Class shares based on average net assets may be paid to Directed Services, Inc. for shares of the following Series of the ING Investors Trust:

SERIES                                                    CLASSES
------                                                    -------
ING Disciplined Small Cap Value Portfolio           Service 2,  Adviser
ING EquitiesPlus Portfolio                          Service 2,  Adviser
ING FMR(SM) Earnings Growth Portfolio               Service 2,  Adviser
ING FMR(SM) Equity Income Portfolio                 Service 2,  Adviser
ING FMR(SM) Small Cap Equity Portfolio              Service 2,  Adviser
ING Franklin Income Portfolio                       Service 2,  Adviser
ING Global Real Estate Portfolio                    Service 2,  Adviser
ING JPMorgan Value Opportunities Portfolio          Service 2,  Adviser
ING MarketPro Portfolio                             Service 2,  Adviser
ING MarketStyle Growth Portfolio                    Service 2,  Adviser
ING MarketStyle Moderate Growth Portfolio           Service 2,  Adviser
ING MarketStyle Moderate Portfolio                  Service 2,  Adviser
ING Marsico International Opportunities Portfolio   Service 2,  Adviser
ING MFS Utilities Portfolio                         Service 2,  Adviser
ING Pioneer Equity Income Portfolio                 Service 2,  Adviser
ING VP Index Plus International Equity Portfolio    Service 2,  Adviser
ING Wells Fargo Small Cap Disciplined Portfolio     Service 2,  Adviser